AMENDED AND RESTATED
                              CERTIFICATE OF TRUST

                                       OF

                         METROPILITAN WEST CAPITAL FUNDS



     The undersigned, constituting the sole member of the Board of Trustees of METROPOLITAN WEST CAPITAL FUNDS (the "Trust"), in order to amend and restate the certificate of trust for Metropolitan West Capital Funds, a Delaware business trust, pursuant to Section 3810 of the Delaware Business Trust Act, does hereby certify the following:

     1. The name of the Delaware business trust is changed from "Metropolitan West Capital Funds" to "MW Capital Management Funds."

     2. Prior to the issuance of beneficial interests, the Trust will become a registered investment company under the Investment Company Act of 1940, as amended.

     3. Notice is hereby given that pursuant to Section 3804 of the Delaware Business Trust Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally.

     4. The registered office of the Trust in Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     5. The registered agent for service of process on the Trust is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

     6. This Certificate of Trust shall be effective on the date it is filed with the Office of the Delaware Secretary of State.

     IN WITNESS WHEREOF, the undersigned Trustee of Metropolitan West Capital Funds has executed this Amended and Restated Certificate as of the 11th day of October, 2001.



                                                   /s/ Gary W. Lisenbee
                                                   ----------------------
                                                       Gary W. Lisenbee
                                                       Trustee